NOTE: Transmitted on Prime Zone on July 14, 2006 at 3:30 a.m. PDT.

HERITAGE OAKS BANCORP EARNS RECORD PROFITS OF $1.7 MILLION;
ASSET QUALITY AND NET INTEREST MARGIN BOTH IMPROVE

Paso Robles, CA – July 14, 2006 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today reported record second quarter profits fueled by an expanding net interest margin and increased loan volumes. For the second quarter of 2006, net income increased 4% to $1.7 million, or $0.25 per diluted share, compared to $1.6 million, or $0.25 per diluted share in the second quarter of 2005. For the first six months of 2006, net income increased 8% to $3.3 million, or $0.49 per diluted share, compared to $3.0 million, or $0.46 per diluted share for the first six months of 2005.

“Continued improvement in our second quarter net interest margin was a result of changes in the mix of our loan portfolio and our growing ability to attract and retain core deposits,” said Lawrence P. Ward, president and CEO. “In addition, we have invested significant time and resources in growing our franchise. At the end of 2005 we began a branding initiative which included an extensive assessment, both internally and externally of all bank delivery channels. Recommended actions were incorporated into a comprehensive Marketing Strategic Plan which is currently in process of implementation.”

“Earlier this quarter we announced plans to open a new branch office in Templeton. Year-to-date, our measures of efficiency remain steady despite higher expenses related to expanding the franchise. We believe these initiatives will contribute to future profitability and enhanced shareholder value,” Ward added.

Second Quarter 2006 Year-Over-Year Operating Highlights:

•	Net interest margin improved 36 basis points to 6.04%.
•	Net income increased 4% to $1.7 million.
•	Revenues increased 8% to $7.8 million.
•	Efficiency ratio for the quarter was 64.3%
•	Return on average equity was 14.3% and return on average assets was 1.37%.
•	Net loans increased 7% to $386 million.
•	Asset quality remained strong, non-performing assets were just 0.04% of total assets.

Operating Results

Second quarter revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 8% to $7.8 million, compared to $7.3 million in the second quarter of 2005. For the first half of the year, revenues increased 9% to $15.5 million, compared to $14.2 million in the same period a year ago. For the quarter, net interest income before the provision for loan losses increased 10% to $6.6 million, compared to $6.0 million in the second quarter of 2005. For the first half of the year, net interest income before the provision for loan losses increased 11% to $13.1 million, compared to $11.8 million in the same period of 2005. Interest and fees on loans increased 23% for both the second quarter and first six months of the year, compared to similar periods a year ago, as loan demand continues to improve.

Non-interest income decreased slightly to $1.2 million in the second quarter of 2006 compared to $1.3 million for the same period in 2005, primarily due to the slowdown in single family mortgage origination fees.

“Our continued efforts in adding high quality, higher-yielding credits funded by low cost deposits has helped us lower our interest rate risk and take advantage of rising short-term interest rates; and as a result our net interest

HEOP 2Q06 results
July 14, 2006

margin increased 36 basis points to 6.04% for the second quarter, from 5.68% in the second quarter last year,” said Ward. Heritage Oak’s net interest margin was 5.90% in the first quarter this year. The net interest margin for the first six months of 2006 expanded 36 basis points to 5.97% from 5.61% a year earlier.

In the second quarter, non-interest expenses increased to $5.0 million, compared to $4.6 million in the second quarter a year ago. Year-to-date, non-interest expenses increased to $10.0 million, compared to $9.0 million in the same period a year ago. The increase was primarily a result of increased expenses related to the branding project, the addition of an EVP / Human Resources and full service branch expansion within the bank’s existing footprint in the town of Templeton. “We have invested significant resources in these new initiatives during the first half of 2006 in an effort to improve our service delivery and image. We anticipate continued investment in these initiatives with the expectation of returns on these investments adding to shareholder value this year,” said Ward.

As a result of the increase in expenses, the efficiency ratio increased to 64.34% for the second quarter compared to 62.66% for the second quarter of 2005, but reflected a small improvement from the 65.02% for the first quarter of 2006. The efficiency ratio measures non-interest expenses as a percent of revenues.

Return on average assets was 1.37% for the second quarter and 1.35% for the first six months of 2006, compared to 1.37% and 1.30% for the respective periods a year ago. Heritage Oaks generated a return on average equity of 14.3% for the second quarter and 14.1% for the first six months of the year compared to 16.0% and 15.4% for the respective periods in 2005. The decline was a result of higher capital balances as a percentage of assets in 2006.
“We rewarded our shareholders with a special cash dividend of $0.25 per share in May. We continue consideration of alternatives that will optimize returns to shareholders while continuing to provide strategic flexibility,” noted Ward. Heritage Oaks’ capital position has strengthened over the past year as illustrated by its tier one leverage ratio, which has increased to 10.73%, from 9.95% a year ago. The ratio of equity to assets increased to 8.95% at June 30, 2006 compared to 8.23% at June 30, 2005.

Balance Sheet

Net loans grew 7% to $386 million compared to $362 million a year ago. “During the quarter, loan volumes increased as a result of our aggressiveness in competing for new business,” said Ward. “For the linked quarter, loans were up $12.6 million or 13.1%, annualized, as a result of these efforts.”

Total assets increased 4% to $520 million as of June 30, 2006, compared to $498 million a year earlier. Total deposits grew 3% to $430 million compared to $418 million at June 30, 2005. “We have seen a shift towards time deposits as interest rates have risen to a level customers find attractive. However, with 38% of our deposits in non-interest bearing accounts, and an additional 36% of deposits in savings, money market and NOW accounts, 74% of our deposits are no or low-cost, providing us with a very efficient funding source for our loan growth,” said Ward.

Asset quality remains strong with only $232,000 of non-performing loans, or 0.06% of net loans at June 30, 2006. The allowance for loan losses was $3.7 million, or 0.95% of net loans held for investment at quarter-end compared to $3.6 million or 0.98% of net loans outstanding at the end of the second quarter of 2005.

Shareholders’ equity increased 13% to $46.6 million at quarter-end compared to $41.0 million at the end of the second quarter last year. Book value per share was $7.34 at June 30, 2006, compared to $6.65 per share a year earlier. Tangible book value per share was $6.37 at the end of the quarter compared to $5.58 a year earlier.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

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HEOP 2Q06 results
July 14, 2006

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by, such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

(tables follow)

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Interest and fees on loans	$8,018	$6,493	$15,507	$12,616
Investment securities	490	544	978	1,097
Federal funds sold	156	99	382	169
Time certificates of deposit	2	3	5	5
Total interest income	8,666	7,139	16,872	13,887
Now, MMDA and Savings	597	376	1,216	626
Time deposits of $100 or more	118	91	256	173
Other time deposits	846	275	1,540	506
Other borrowed funds	470	382	778	803
Total interest expense	2,031	1,124	3,790	2,108
Net interest income before provision	6,635	6,015	13,082	11,779
Provision for loan losses	180	180	300	360
Net interest income after Provision	6,455	5,835	12,782	11,419
Service charges on deposit accounts	613	632	1,181	1,171
Other income	598	635	1,248	1,228
Total Non-interest Income	1,211	1,267	2,429	2,399
Salaries and employee benefits	2,786	2,408	5,569	4,656
Occupancy and equipment	665	640	1,268	1,252
Other expenses	1,597	1,515	3,195	3,078
Total Noninterest Expense	5,048	4,563	10,032	8,986
Income before provision for income taxes	2,618	2,539	5,179	4,832
Provision for applicable income taxes	945	933	1,900	1,808
Net Income	$1,673	$1,606	$3,279	$3,024
Earnings per share:
Basic	$0.26	$0.26	$0.52	$0.49
Diluted	$0.25	$0.25	$0.49	$0.46

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HEOP 2Q06 results
July 14, 2006

HERITAGE OAKS BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)
	June 30,	December 31,	June 30,
	2006	2005	2005
Assets
Cash and due from banks	$21,448	$18,279	$16,460
Federal funds sold	27,500	26,280	30,845
Total Cash and Cash Equivalents	48,948	44,559	47,305
Interest-bearing deposits in other financial institutions	318	298	298
Investment securities, available-for-sale	41,410	44,402	50,060
FHLB Stock	1,930	1,885	1,844
Loans held for sale	6,116	3,392	7,444
Loans, net	385,808	362,635	362,103
Property premises and equipment, net	14,493	11,905	10,797
Net deferred tax asset	2,944	2,358	1,898
Cash surrender value of life insurance	9,242	7,706	7,559
Goodwill	4,864	4,865	4,864
Intangible assets	1,298	1,448	1,734
Other assets	2,848	3,048	2,650
Total Assets	$520,219	$488,501	$498,556

Liabilities and Stockholders' Equity
Deposits
Demand non-interest bearing	$163,453	$164,014	$192,209
Savings, NOW and money market deposits	155,848	170,106	164,331
Time deposits of $100 or more	85,186	17,414	16,570
Time deposits under $100	25,673	66,263	44,757
Total Deposits	430,160	417,797	417,867
FHLB advances and other borrowings	30,000	10,000	28,000
Securities sold under agreement to repurchase	2,015	3,847	799
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	3,217	3,764	2,599
Total Liabilities	473,640	443,656	457,513

Common Stock	29,652	29,255	28,728
Retained earnings	17,442	15,748	12,139
Accumulated other comprehensive income	(515)	(158)	176
Total Stockholders' Equity	46,579	44,845	41,043
Total Liabilities and Stockholders' Equity	$520,219	$488,501	$498,556

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HEOP 2Q06 results
July 14, 2006

HERITAGE OAKS BANCORP
OTHER FINANCIAL DATA
(in thousands except per share data)
(Unaudited)	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
PER SHARE DATA	2006	2005	2006	2005
Basic Earnings per Share	$0.26	$0.26	$0.52	$0.49
Diluted Earnings per Share	$0.25	$0.25	$0.49	$0.47
Weighted Average Shares Outstanding	6,337,447	6,167,571	6,310,816	6,127,520
Weighted Average Diluted Shares	6,656,156	6,524,849	6,656,560	6,520,259
Book Value per Share (EOP)	$7.34	$6.65
Tangible Book Value per Share (EOP)	$6.37	$5.58
Common Shares Outstanding (EOP)	6,344,696	6,171,687

KEY FINANCIAL RATIOS
Return on Average Equity	14.33%	15.94%	14.13%	15.36%
Return on Average Assets	1.37%	1.37%	1.35%	1.30%
Net Interest Margin	6.04%	5.68%	5.97%	5.61%
Efficiency Ratio	64.34%	62.66%	64.68%	63.38%

AVERAGE BALANCES
Average Assets	$486,830	$468,352	$484,432	$463,527
Average Earning Assets	$439,334	$423,445	$438,143	$419,579
Average Loans	$382,470	$356,686	$376,308	$350,626
Average Deposits	$405,296	$388,086	$408,007	$380,010
Average Equity	$46,694	$40,302	$46,419	$39,386

CREDIT QUALITY DATA
Loan loss allowance	$3,695	$3,585
Non-Accruing Loans	$232	$494
Over 90 Days PD and Still Accruing	-	-
Other Real Estate Owned	-	-
Total Non-Performing Assets	$232	$494

Non-Performing Loans to Net Loans	0.06%	0.14%
Non-Performing Assets to Total Assets	0.04%	0.10%
Allowance for Loan Losses to Loans	0.95%	0.98%

CAPITAL RATIOS
Leverage Ratio	9.83%	9.93%
Tier I Risk-Based Capital Ratio	10.73%	9.95%
Total Risk-Based Capital Ratio	11.58%	10.83%

OTHER PERIOD-END RATIOS
Shareholders' Equity / Total Assets	8.95%	8.23%
Net Loans / Deposits	89.69%	86.66%
Non-Interest Bearing Deposits / Total Deposits	38.00%	46.00%

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NOTE: Transmitted on Prime Zone on July 14, 2006 at 3:30 a.m. PDT.